Exhibit 99.1

Dice Holdings, Inc. Reports Fourth Quarter & Full Year 2008 Results

•	Revenues of $35.5 million and Operating Income of $3.3 million

•	Net loss of $2.9 million or $0.05 per diluted share, including the impact of a $7.2 million non-cash impairment charge for eFinancialCareers U.S. goodwill

•	Cash flow from operations totaled $4.4 million

•	Adjusted EBITDA was $16.8 million (See “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Total debt outstanding reduced by $18.8 million in the fourth quarter of 2008; an additional $10.3 million paid in January 2009.

New York, New York, February 4, 2009 —Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized career websites for professional communities, today reported financial results for the quarter and year ended December 31, 2008.

Fourth Quarter Operating Results

Total revenues for the quarter ended December 31, 2008 decreased 10% to $35.5 million versus $39.5 million in the comparable quarter of 2007. The decline in revenues was a function of reduced recruitment activity which impacted customer usage of our primary services. Currency translation from pound sterling to U.S. dollars negatively impacted revenues by $2.3 million from the same quarter in 2007.

Operating income for the quarter ended December 31, 2008 totaled $3.3 million, a decline of 65% from the comparable period in 2007, as a result of lower revenues and a $7.2 million non-cash goodwill impairment charge for eFinancialCareers U.S. operations. See “Recent Developments” for additional detail.

The Company had a net loss for the quarter ended December 31, 2008 of $2.9 million, including the impact of the aforementioned impairment charge and a $1.6 million non-cash, pre-tax expense resulting from the change in fair value of the Company’s interest rate swap agreements. Net income in the fourth quarter of 2007 was $1.8 million.

The Company had a loss per diluted share of $0.05 for the quarter ended December 31, 2008, which includes the impact from the non-cash goodwill impairment charge of $0.11 per diluted share.

Net cash provided by operating activities for the quarter ended December 31, 2008 was $4.4 million, compared to $16.9 million in the comparable quarter of 2007.

Adjusted EBITDA for the quarter ended December 31, 2008 was $16.8 million, compared with $18.6 million for the fourth quarter of 2007, a decrease of 10%. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results

For the quarter ended December 31, 2008, DCS Online revenues were $25.6 million or 72% of Dice Holdings’ consolidated revenues, representing a 5% decrease from the comparable 2007 quarter. The decrease was primarily a result of a decline in the average number of recruitment package customers served, slightly offset by a 37% year-over-year increase in revenues at ClearanceJobs.

The eFinancialCareers segment, which consists of eFinancialCareers operations outside of North America, accounted for 22% of Dice Holdings’ consolidated revenues in the fourth quarter of 2008. For the quarter ended December 31, 2008, eFinancialCareers revenues declined 21% to $7.6 million. The decline was largely a result of an unfavorable currency translation from pound sterling to U.S. dollars. A revenue decrease in the U.K market was offset by stronger performance in eFinancialCareers’ smaller markets.

The remaining businesses operated by Dice Holdings, which include the eFinancialCareers operations in North America, JobsintheMoney and Targeted Job Fairs, are reported in the Other category. Other revenue decreased 19% to $2.2 million for the quarter ended December 31, 2008. The decline was driven by significant decreases in revenue at both JobsintheMoney and our job fairs business.

Full Year Operating Results

Total revenues for the year ended December 31, 2008 were $155.0 million, compared to $142.4 million in the previous year. The 9% increase was driven by both eFinancialCareers’ international operations and Dice and ClearanceJobs in the U.S. Currency translation from pound sterling to U.S. dollars negatively impacted revenues by $2.9 million versus the year ended December 31, 2007.

By segment, DCS Online revenues increased 5% to $107.3 million for the year ended December 31, 2008, while eFinancialCareers generated revenues of $37.2 million, an increase of 25%. Other revenues for the year were unchanged at $10.5 million.

Operating income for the year ended December 31, 2008 increased 9% to $34.9 million from $32.0 million for the previous year. Net income for the full year 2008 was $15.4 million compared with $15.5 million for the full year 2007.

For the year ended December 31, 2008, net cash provided by operating activities was $54.2 million, compared with $55.7 million for the same period last year.

Total debt outstanding was reduced by $42.9 million to $81.5 million for the year ended December 31, 2008.

Adjusted EBITDA for the year ended December 31, 2008 was $68.0 million, compared with $62.5 million for the same period in 2007, an increase of 9%. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Deferred revenue at December 31, 2008 was $40.8 million compared to $46.2 million at December 31, 2007. The 12% decrease is primarily attributable to serving fewer annual recruitment package customers at Dice.

Net debt, defined as total debt less cash and cash equivalents and marketable securities, was $19.9 million at December 31, 2008, consisting of total debt of $81.5 million minus cash and cash equivalents and marketable securities of $61.6 million. This compares to a net debt balance of $21.7 million at September 30, 2008, consisting of total debt of $100.3 million minus cash and cash equivalents and marketable securities of $78.6 million. The decrease in total debt was primarily a result of the Company prepaying, in October 2008, $18.5 million of the term loan portion of its Amended and Restated Credit Facility which matures in March 2012.

Recent Developments

Based on a combination of factors, including the current and anticipated environment for financial services recruiting and the resulting impact on future cash flows, the Company determined, during its annual impairment tests, a reduction in the carrying value of its eFinancialCareers U.S. reporting unit was warranted. As a result, a non-cash impairment charge of $7.2 million (non tax-deductible) was recorded in the quarter ended December 31, 2008.

During the fourth quarter of 2008, the Company became a cash tax payer and paid $3.4 million in cash tax payments in the quarter ended December 31, 2008, primarily in the United Kingdom.

In addition to making its quarterly amortization payment on the term loan, in mid-January 2009 the Company prepaid an additional $10.0 million on the term loan portion of its Amended and Restated Credit Facility. As of January 31, 2009, the Company has $71.2 million outstanding under the term loan. Additionally, the $75 million revolving credit facility remains undrawn.

Management Comments

Scot Melland, Chairman, President and Chief Executive Officer, stated “Unfortunately, the recruitment advertising market deteriorated further as the fourth quarter progressed. However, our financial results are an indication of how we are managing our operating expenses as we seek to maintain a high level of profitability, as measured at the Adjusted EBITDA level.” Mr. Melland continued, “While the collective story today is reduced need, based on feedback from customers, we strongly believe this is a cyclical issue as both Dice and eFinancialCareers continue to perform for customers at a high level. To that end, investing in our communities with discretion is a key focus for 2009.”

Michael Durney, Senior Vice President, Finance and Chief Financial Officer, said “The year-end decline in Dice’s recruitment package customers and the anticipated significant contraction in financial services recruiting creates a terrible backdrop moving into 2009.” Mr. Durney added, “Over the years, we’ve built multiple levels of financial discipline into this company and we have decisively responded to cycles and downturns. Today, we have the added benefits of a strong balance sheet, flexible cost structure, broader geographic reach and a more diverse set of businesses, all attributes which are valuable when faced with the anticipated challenges of this year.”

Business Outlook

In light of the current recruitment advertising and overall economic environments, the Company believes there is a broader than normal range of potential outcomes for financial performance during 2009. Rather than provide a wide range to encompass potential outcomes, the Company is providing a current view of estimated financial performance based on what it sees as of February 4, 2009 for both the first quarter ending March 31, 2009 and full year 2009. The Company’s actual performance will vary based on a number of factors including those that our outlined in our Form 10-K for the year ended December 31, 2007, in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q.

	Quarter ending March 31, 2009	Year ending December 31, 2009
Total Revenue	$29.5mm	$ 110mm

Estimated Contribution by Segment
DCS Online	74%	73%
eFinancialCareers	20%	21%
Other	6%	6%

Sales & Marketing expense	$ 10mm	$ 40mm

Adjusted EBITDA	$ 13mm	$ 45mm

Depreciation and amortization	$ 4.7mm	$16.5mm
Non-cash stock compensation expense	$ 1.5mm	$ 5.0mm
Interest expense, net*	$ 2.1mm	$ 8.0mm
Income taxes	$ 1.7mm	$ 5.5mm

Net income	$ 3.0mm	$10.0mm

Adjusted EBITDA Margin	44%	41%

Fully diluted share count	65mm	65mm

*	The Company anticipates Other income or expense for 2009 will be primarily derived from the change in fair value of the Company’s interest rate swap agreements and is not included in estimated financial guidance.

Conference Call Information

The Company will host a conference call to discuss fourth quarter and full year 2008 results today at 8:30 a.m. Eastern Time. Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-713-8310 or for international callers by dialing 617-597-5308; the participant passcode is 20524969. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 96247182. The replay will be available until February 11, 2009.

The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Investor & Media Contact:

Jennifer Bewley

Director, Investor Relations

Dice Holdings, Inc.

212.448.4181 | IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. is a leading provider of specialized career websites for professional communities, including technology and engineering, capital markets and financial services, accounting and finance, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 18 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, the Middle East, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

Dice Holdings, Inc. (the “Company”) has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, non-cash impairment of intangible assets and add back of deferred revenue written off (“Adjusted EBITDA”), free cash flow and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.

Adjusted EBITDA

Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Amended and Restated Credit Facility, represents net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization, non-cash stock compensation expense, extraordinary or non-recurring non-cash income or expense, and to add back the deferred revenues written off in connection with the eFinancialCareers acquisition purchase accounting adjustments.

We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.

We present this discussion of Adjusted EBITDA because covenants in our Amended and Restated Credit Facility contain ratios based on this measure. Our Amended and Restated Credit Facility is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Amended and Restated Credit Facility that are based on Adjusted EBITDA may be violated and could cause, among other things, an inability to incur further indebtedness and in certain circumstances a default or mandatory prepayment under our Amended and Restated Credit Facility.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow

We define free cash flow as net cash provided by operating activities from continuing operations minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it excludes cash used for capital expenditures during the period.

Net Debt

Net Debt is defined as total debt less cash and cash equivalents and marketable securities. We consider net debt to be an important measure of liquidity and an indicator of our ability to meet ongoing obligations. We also use net debt, among other measures, in evaluating our choices for capital deployment. Net Debt presented herein is a non-GAAP measure and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, and the failure to attract qualified professionals or grow the number of qualified professionals who use our websites. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our quarterly reports on Form 10-Q all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com.

You should keep in mind that any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
Revenues	$35,517	$39,514	$155,009	$142,350

Operating expenses:
Cost of revenues	2,403	2,432	9,862	8,647
Product development	898	1,048	4,425	4,188
Sales and marketing	11,868	12,947	57,019	53,427
General and administrative	5,003	5,621	21,277	19,194
Depreciation	903	823	3,689	2,971
Amortization of intangible assets	3,976	4,389	16,641	19,051
Impairment of goodwill and intangible assets	7,213	2,879	7,213	2,879

Total operating expenses	32,264	30,139	120,126	110,357

Operating income	3,253	9,375	34,883	31,993
Interest expense	(1,943)	(3,077)	(9,552)	(13,104)
Interest income	145	520	1,647	1,047
Other expense	(1,594)	—	(2,568)	—

Income from continuing operations before income taxes	(139)	6,818	24,410	19,936
Income tax expense	2,712	3,131	9,573	6,692

Income from continuing operations	(2,851)	3,687	14,837	13,244

Discontinued operations:
Income (loss) from discontinued operations	—	(283)	519	(1,584)
Income tax (expense) benefit from discontinued operations	—	(1,329)	—	3,981
Minority interest in net loss of subsidiary	—	(255)	—	(134)

Income (loss) from discontinued operations, net of tax	—	(1,867)	519	2,263

Net income (loss)	(2,851)	1,820	15,356	15,507
Convertible preferred stock dividends	—	—	—	(107,718)

Income (loss) attributable to common stockholders	$(2,851)	$1,820	$15,356	$(92,211)

Basic earnings (loss) per share:
From continuing operations	$(0.05)	$0.06	$0.24	$(3.34)
From discontinued operations	—	(0.03)	0.01	0.08

	$(0.05)	$0.03	$0.25	$(3.26)

Weighted average basic shares outstanding	62,210	62,066	62,194	28,256
Diluted earnings (loss) per share:
From continuing operations	$(0.05)	$0.06	$0.23	$(3.34)
From discontinued operations	—	(0.03)	0.01	0.08

	$(0.05)	$0.03	$0.24	$(3.26)

Weighted average diluted shares outstanding	62,210	65,769	65,345	28,256

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
Cash flows provided by operating activities:
Net income (loss)	$(2,851)	$1,820	$15,356	$15,507
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	903	823	3,689	2,971
Amortization	3,976	4,389	16,641	19,051
Deferred income taxes	1,493	(1,016)	2,915	(2,452)
Gain on sale of joint venture	—	—	(611)	—
Amortization of deferred financing costs	208	257	833	795
Share based compensation	1,423	1,180	5,590	4,100
Impairment of goodwill and intangible assets	7,213	2,879	7,213	2,879
Loss on interest rate hedges	1,594	—	2,568	—
Changes in operating assets and liabilities:
Accounts receivable	(2,142)	(2,707)	4,443	(4,127)
Prepaid expenses and other assets	410	96	51	(1,266)
Accounts payable and accrued expenses	(1,749)	4,965	(327)	4,282
Income taxes payable	(2,858)	(343)	135	(284)
Deferred revenue	(2,819)	2,543	(3,570)	11,831
Other, net	(399)	1,992	(750)	2,365

Net cash provided by operating activities	4,402	16,878	54,176	55,652

Cash flows provided by (used for) investing activities:
Purchases of fixed assets	(928)	(949)	(3,971)	(3,527)
Purchases of marketable securities	(11)	—	(49,208)	(200)
Maturities and sales of marketable securities	1,850	599	42,838	999
Other, net	—	—	—	(32)

Net cash provided by (used for) investing activities	911	(350)	(10,341)	(2,760)

Cash flows provided by (used for) financing activities:
Proceeds from long-term debt	—	—	—	113,000
Payments on long-term debt	(18,800)	(300)	(42,900)	(77,600)
Dividends paid on convertible preferred stock	—	—	—	(107,718)
Dividends paid on common stock	—	—	—	(180)
Payments to holders of vested stock options in lieu of dividends	—	—	—	(4,602)
Financing costs paid	—	(118)	—	(2,364)
Proceeds from initial public offering	—	—	—	81,003
Payment of costs related to initial public offering	—	(1,447)	(354)	(2,884)
Proceeds from stock option exercises	—	265	58	354
Other	—	—	—	(175)

Net cash provided by (used for) financing activities	(18,800)	(1,600)	(43,196)	(1,166)

Effect of exchange rate changes	(1,686)	(39)	(3,020)	115

Net change in cash and cash equivalents for the period	(15,173)	14,889	(2,381)	51,841
Cash and cash equivalents, beginning of period	70,317	42,636	57,525	5,684

Cash and cash equivalents, end of period	$55,144	$57,525	$55,144	$57,525

DICE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$55,144	$57,525
Marketable securities	6,497	150
Accounts receivable, net	12,653	19,112
Deferred income taxes - current	1,346	13,750
Prepaid and other current assets	2,219	2,582
Current assets of discontinued operations	—	195

Total current assets	77,859	93,314

Fixed assets, net	5,938	5,768
Acquired intangible assets, net	59,119	78,572
Goodwill	137,416	159,773
Deferred financing costs, net	2,708	3,541
Other assets	129	484
Non-current assets of discontinued operations	—	135

Total assets	$283,169	$341,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$10,306	$11,971
Deferred revenue	40,758	46,230
Current portion of long-term debt	1,000	2,850
Income taxes payable	2,195	3,697
Current liabilities of discontinued operations	—	1,404

Total current liabilities	54,259	66,152
Long-term debt	80,500	121,550
Deferred income taxes - non-current	15,998	26,256
Interest rate hedge liability	2,568	—
Other long-term liabilities	6,338	7,002

Total liabilities	159,663	220,960
Total stockholders’ equity	123,506	120,627

Total liabilities and stockholders’ equity	$283,169	$341,587

Supplemental Information and Non-GAAP Reconciliations

On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A quarterly balance sheet, statement of operations and statement of cash flows for the fiscal quarter ended December 31, 2008 is provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation

A reconciliation of Adjusted EBITDA for the quarter and year ended December 31, 2008 and 2007 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Quarterly Supplemental Data and Certain Non-GAAP Reconciliations

On this schedule, the Company provides certain non-GAAP information for the quarter and year ended December 31, 2008 and 2007 that we believe is useful to understanding the business operations for the year ended December 31, 2007 of the Company, namely, Adjusted Revenues By Segment, which reflects historical revenues adjusted for the addition of deferred revenue that was previously written off as part of purchase accounting adjustments related to the eFinancialCareers acquisition in October 2006.

DICE HOLDINGS, INC.

QUARTERLY ADJUSTED EBITDA RECONCILIATIONS

(Unaudited)

(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
Reconciliation of Net Income to Adjusted EBITDA:
Net income (loss)	$(2,851)	$1,820	$15,356	$15,507
Discontinued operations	—	1,867	(519)	(2,263)
Interest income	(145)	(520)	(1,647)	(1,047)
Interest expense	1,943	3,077	9,552	13,104
Income tax expense	2,712	3,131	9,573	6,692
Depreciation	903	823	3,689	2,971
Amortization of intangible assets	3,976	4,389	16,641	19,051
Impairment of intangible assets	7,213	2,879	7,213	2,879
Non-cash stock compensation expense	1,423	1,180	5,590	4,100
Other (income) expense	1,594	—	2,568	—
Deferred revenue adjustment	—	—	—	1,524

Adjusted EBITDA	$16,768	$18,646	$68,016	$62,518

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$4,402	$16,878	$54,176	$55,652
Interest expense	1,943	3,077	9,552	13,104
Interest income	(145)	(520)	(1,647)	(1,047)
Income tax expense	2,712	3,131	9,573	6,692
Deferred income taxes	(1,493)	1,016	(2,915)	2,452
Change in accounts receivable	2,142	2,707	(4,443)	4,127
Change in deferred revenue	2,819	(2,543)	3,570	(11,831)
Changes in working capital	4,596	(6,710)	891	(5,097)
Deferred financing costs	(208)	(257)	(833)	(795)
Adjustments for cash flows from discontinued operations	—	1,867	(519)	(2,263)
Gain on discontinued operations	—	—	611	—
Deferred revenue adjustment	—	—	—	1,524

Adjusted EBITDA	$16,768	$18,646	$68,016	$62,518

DICE HOLDINGS, INC.

NON-GAAP RECONCILIATIONS AND QUARTERLY SUPPLEMENTAL DATA

(Unaudited)

(dollars in thousands except per customer data)

	For the three months ended December 31,		For the year ended December 31,
	2008	2007	2008	2007
Reconciliation of GAAP Reported Revenue by Segment to Adjusted Revenue by Segment
DCS Online:
Reported Actual	$25,634	$27,074	$107,329	$102,214

DCS Online	25,634	27,074	107,329	102,214

eFinancialCareers:
Reported Actual	7,639	9,667	37,202	29,658
Deferred Revenue Adjustment (1)	—	—	—	827

eFinancialCareers	7,639	9,667	37,202	30,485

Other:
Reported Actual	2,244	2,773	10,478	10,478
Deferred Revenue Adjustment (1)	—	—	—	697

Other	2,244	2,773	10,478	11,175

Consolidated:
Reported Actual	$35,517	$39,514	$155,009	$142,350
Deferred Revenue Adjustment (1)	—	—	—	1,524

Total Adjusted Revenue	$35,517	$39,514	$155,009	$143,874

Percentage of Adjusted Revenue by Segment
DCS Online	72.2%	68.5%	69.2%	71.0%
eFinancialCareers	21.5%	24.5%	24.0%	21.2%
Other	6.3%	7.0%	6.7%	7.8%

	100.0%	100.0%	100.0%	100.0%

Sales and Marketing Expense	$11,868	$12,947	$57,019	$53,427
Sales and Marketing Expense as a Percentage of :
Actual Revenue	33.4%	32.8%	36.8%	37.5%
Adjusted Revenue	33.4%	32.8%	36.8%	37.1%

Adjusted EBITDA	$16,768	$18,646	$68,016	$62,518
Adjusted EBITDA Margin	47.2%	47.2%	43.9%	43.5%

Dice.com Recruitment Package Customers
Beginning of period	8,800	9,000	8,700	7,600
End of period	7,600	8,700	7,600	8,700
Dice.com Average Monthly Revenue per Recruitment Package Customer (2)	$853	$852	n.a.	n.a.

Net cash provided by operating activities	$4,402	$16,878	$54,176	$55,652
Purchases of fixed assets	(928)	(949)	(3,971)	(3,527)

Free Cash Flow	$3,474	$15,929	$50,205	$52,125

Deferred Revenue (end of period)	$40,758	$46,230	n.a.	n.a.

Segment Definitions:

DCS Online: Dice.com and ClearanceJobs

eFinancialCareers: eFinancialCareers worldwide, excluding North America

Other: eFinancialCareers (North America), Targeted Job Fairs, JobsintheMoney

(1)	Deferred revenue adjustments are related to deferred revenue written off in application of purchase accounting. See discussion at “Supplemental Information and Non-GAAP Reconciliations.”

(2)	Reflects simple average of three months in each quarterly period.